Exhibit 99.1

DecisionPoint Systems Announces Third Quarter 2021 Results

Revenue grew 64% compared to the third quarter of 2020, and EBITDA more than doubled YoY to $1.2 million as the Company’s strategic transformation continues

IRVINE, California -November 15, 2021- DecisionPoint Systems, Inc. (OTCQB: DPSI), today announced financial results for the third quarter of 2021.

Third Quarter 2021 Highlights

●	Sales for the third quarter of 2021 were $18.2 million, an increase of $7.1 million, or 64%, from the third quarter of 2020. The increase was driven by higher hardware sales, including from three large enterprise customers in healthcare and retail verticals. $3.0 million of that growth was from ExtenData, a business we acquired in December 2020 as part of our strategic transformation plan.

●	Gross margin increased 390 basis points, driven by a mix shift to higher margin services and hardware products.

●	Net income for the third quarter of 2021 was $0.6 million, or $0.04 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share in the third quarter of 2020. This increase was primarily due to higher sales volume, partially offset by an increase in SG&A costs resulting from our ExtenData acquisition.

●	EBITDA more than doubled to $1.2 million for the third quarter of 2021 versus the third quarter of 2020.

“We had a very strong third quarter, featuring 64% top line growth. Our results reflect both our commitment to, and success in our core strategic initiatives: increasing coverage and share in new geographic markets, and bringing our expanded service offerings to both our existing customer base and new prospects. Despite the supply chain challenges that our industry continues to face, our team executed very well on our plans, delivering solid revenue, gross, and net margin performances, all underscoring success in our planned approach to driving increased shareholder value”, said Steve Smith, Chief Executive Officer. “This year we have made and will continue to make substantial investments in our services infrastructure and offerings which we believe will have a transformative effect on our business over time as we seek to transform the business in offering additional managed services and building substantial SaaS revenue with our efforts to better serve our customers’ needs.”

Smith concluded, “We’re confident in building on this momentum, enabled by our expanded portfolio of mobility-first enterprise services and solutions. Our managed services offerings in particular set us apart from others, as a genuine strategic partner for our customers, and clear industry leader.”

Balance Sheet and Liquidity

Our cash and accounts receivable were $14.5 million on September 30, 2021, compared to $18.4 million on December 31, 2020. Cash flow from operations in the first nine months of 2021 was $2.2 million, as compared to $3.4 million in the first nine months of 2020. Overall debt is lower by $2.4 million than at the beginning of the year. As of September 30, 2021, we had no borrowings under the line of credit.

Conference Call Information

A conference call to discuss these financial results is scheduled for Thursday, November 18, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors, analysts, and all parties interested in listening to the call are invited to dial (877) 407-3982 (domestic) or (201) 493-6780 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at https://viavid.webcasts.com/starthere.jsp?ei=1513877&tp_key=e51df33cd8. Please log in at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until November 25, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13725205. Please note participants must enter the conference identification number in order to access the replay.

About DecisionPoint Systems

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by forward-looking statements. Forward-looking statements in this press release may include statements about our plans to obtain funding for our current and proposed operations and potential acquisition and expansion efforts; the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clientele or the global economy as a whole; debt obligations of the Company; our general history of operating losses; our ability to compete with companies producing products and services; the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our ability to develop and maintain our corporate infrastructure, including our internal controls; our ability to develop innovative new products; and our financial performance. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Investor Relations Contact:

ir@decisionpt.com

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$2,596	$2,005
Accounts receivable, net	11,890	16,438
Inventory, net	1,151	884
Deferred costs	2,163	1,744
Prepaid expenses and other current assets	372	67
Total current assets	18,172	21,138
Operating lease assets	393	583
Property and equipment, net	780	751
Deferred costs, net of current portion	1,699	2,097
Deferred tax assets	1,802	1,973
Intangible assets, net	3,838	4,663
Goodwill	8,128	8,128
Other assets	38	22
Total assets	$34,850	$39,355
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,627	$12,852
Accrued expenses and other current liabilities	2,844	2,807
Deferred revenue	4,507	4,617
Line of credit	—	1,206
Due to related parties	—	34
Current portion of operating lease liabilities	273	261
Total current liabilities	17,251	21,777
Deferred revenue, net of current portion	2,746	3,140
Long-term debt	150	1,361
Noncurrent portion of operating lease liabilities	133	340
Other liabilities	505	873
Total liabilities	20,785	27,491
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 13,990 and 13,576 shares issued and outstanding, respectively	14	14
Additional paid-in capital	38,315	38,229
Accumulated deficit	(24,264)	(26,379)
Total stockholders’ equity	14,065	11,864
Total liabilities and stockholders’ equity	$34,850	$39,355

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales:
Product	$14,349	$8,175	$37,846	$35,936
Service	3,870	2,944	11,614	9,123
Net sales	18,219	11,119	49,460	45,059
Cost of sales:
Product	11,267	6,784	29,948	28,576
Service	2,764	2,213	7,990	6,152
Cost of sales	14,031	8,997	37,938	34,728
Gross profit	4,188	2,122	11,522	10,331
Operating expenses:
Sales and marketing expense	1,812	1,021	5,611	4,001
General and administrative expenses	1,498	1,027	4,592	3,232
Total operating expenses	3,310	2,048	10,203	7,233
Operating income	878	74	1,319	3,098
Interest expense	(17)	(61)	(67)	(232)
Gain on extinguishment of debt	—	—	1,211	—
Other income	—	202	—	212
Income before income taxes	861	215	2,463	3,078
Income tax (expense) benefit	(249)	2	(348)	(817)
Net income and comprehensive income attributable to common stockholders	$612	$217	$2,115	$2,261
Earnings per share attributable to stockholders:
Basic	$0.04	$0.02	$0.15	$0.17
Diluted	$0.04	$0.01	$0.15	$0.14
Weighted average common shares outstanding
Basic	13,915	13,576	13,856	13,576
Diluted	14,459	15,642	14,548	15,642

DecisionPoint Systems, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$2,115	$2,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,031	564
Gain on extinguishment of debt	(1,211)	—
Amortization of deferred financing costs and note discount	25	93
Share-based compensation expense	109	73
Deferred income taxes, net	171	770
Provision for doubtful accounts	—	24
Changes in operating assets and liabilities:
Accounts receivable	4,548	(137)
Inventory, net	(267)	2,885
Deferred costs	(21)	288
Prepaid expenses and other current assets	(346)	(3)
Accounts payable	(3,225)	(3,543)
Accrued expenses and other current liabilities	(161)	69
Due to related parties	(34)	(17)
Operating lease liabilities	(5)	(43)
Deferred revenue	(504)	144
Net cash provided by operating activities	2,225	3,431
Cash flows from investing activities
Cash paid for acquisitions	(170)	(298)
Purchases of property and equipment	(235)	(55)
Net cash used in investing activities	(405)	(353)
Cash flows from financing activities
Line of credit, net	(1,206)	(3,177)
Repayment of term debt	—	(143)
Proceeds from issuance of term debt	—	1,308
Taxes paid in lieu of shares issued for share-based compensation	(25)	—
Proceeds from exercise of stock options	2	—
Net cash used in financing activities	(1,229)	(2,015)
Change in cash	591	1,063
Cash, beginning of period	2,005	2,620
Cash, end of period	$2,596	$3,683

Non-GAAP Financial Measure:

This press release includes information relating to EBITDA which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.” EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA). We believe EBITDA may provide investors with useful information of how our current primary operating results relate to our historical performance. The non-GAAP financial measure provided is not meant to be considered as a substitute for GAAP financials. We caution investors that amounts presented in accordance with our definitions of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate EBITDA in the same manner.

The following is a reconciliation of net income to EBITDA (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of Net Income to EBITDA
Net income	$612	$217	$2,115	$2,261
Interest expense	17	61	67	232
Income tax expense (benefit)	249	(2)	348	817
Depreciation and amortization (1)	316	186	1,031	564
EBITDA	$1,194	$462	$3,561	$3,874

(1)	Recorded within general and administration expenses and cost of sales within our Unaudited Condensed Consolidated Statements of Income and Comprehensive Income.